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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934


Filed by the registrant [ ]
Filed by a party other than the registrant [X]

Check the appropriate box:
[ ]Preliminary proxy statement         [ ] Confidential, for use of the
                                           Commission only (as permitted by
                                           Rule 14a-6(e)(2))

[ ]  Definitive proxy statement
[X]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12



                              Del Webb Corporation
                (Name of Registrant as Specified In Its Charter)

                               J.F. Shea Co., Inc.
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.









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                                                                    NEWS RELEASE

CONTACTS:
Bruce Varker
J.F. Shea Co., Inc.
909/598-1841
or
Daniel H. Burch
MacKenzie Partners, Inc.
212/929-5748

FOR IMMEDIATE RELEASE:

            J.F. SHEA CO. FILES AND MAILS DEFINITIVE PROXY MATERIALS
                          FOR DEL WEBB ANNUAL MEETING.

WALNUT, Calif., Oct. 30, 2000 -- J.F. Shea Co. today announced that it has filed definitive proxy materials with the U.S. Securities and Exchange Commission in connection with the November 2, 2000 annual meeting of Del Webb Corporation (NYSE:WBB) and will commence mailing those materials to Del Webb shareholders today.

In a cover letter accompanying the proxy statement, Shea states that it will vote its Del Webb shares in support of the two Pacific Partners nominees standing for election and urges Del Webb stockholders to do the same. As previously announced, J.F. Shea Co. has made a proposal to acquire Del Webb for $30 cash for all shares, subject to limited, confirmatory due diligence.

Security holders should read the proxy statement because it contains important information. Security holders or interested parties can obtain copies of the Shea proxy materials and other relevant documents, which are publicly available, free of charge from the SEC website at www.sec.gov or through MacKenzie Partners, Inc. by calling 800/322-2885 toll-free or e-mailing a request to proxy@mackenziepartners.com.

The following persons may be deemed to be "participants" in the proxy solicitation under the federal securities laws: J.F. Shea, John F. Shea, President and Chief Executive Officer and a principal shareholder of J.F. Shea, and Bruce J. Varker, Executive Vice President of Finance and Planning of J.F. Shea, Roy Humphries, President and Chief Executive Officer of Shea Homes, Batchelder & Partners, Inc., financial adviser to J.F. Shea, David H. Batchelder, Chairman and Chief Executive Officer, Batchelder & Partners, Inc., Joel L. Reed, President and Chief Operating Officer of Batchelder & Partners, Inc., Kathleen D. Scott, Partner of Batchelder & Partners, Inc., and Ralph V. Whitworth, Partner of Bat0chelder & Partners, Inc. The participants' interests in the solicitation are described in the proxy statement, which can be obtained as set forth above.

J.F. Shea Co., Inc. together with its affiliates and subsidiaries is one of the nation's largest builders and developers of master planned communities, homes, apartments, offices, industrial parks and








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neighborhood and community shopping centers and also operates as a civil infrastructure contractor and venture capital investor. The company is privately owned and has been in business for over 120 years. Shea's growth has been both internal and through acquisitions, including the 1997 acquisition of Mission Viejo Company and the 1998 acquisition of UDC Homes, Inc. with a combined transaction value of approximately $940 million. Further information may be obtained by visiting J.F. Shea's website at www.jfshea.com.




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                                                                    NEWS RELEASE

CONTACTS:
Bruce Varker
J.F. Shea Co., Inc.
909/598-1841
or
Daniel H. Burch
MacKenzie Partners, Inc.
212/929-5748

FOR IMMEDIATE RELEASE:

                  SHEA SAYS DEL WEBB'S REFUSAL OF DUE DILIGENCE
                              IS OBSTACLE TO OFFER

WALNUT, CA, October 30, 2000 - In the following letter to Mr. Philip Dion, Chairman of Del Webb Corp. (NYSE: WBB), J.F. Shea Co., Inc. expressed concern that Del Webb's continuing requests for financial information regarding the private affairs of individual shareholders of J.F. Shea was an inappropriate delaying tactic.

Shea stated that limited confirmatory due diligence is the only real obstacle standing between Del Webb's shareholders and its best offer. Shea added that the outcome of a scheduled meeting between Del Webb and Shea financial advisors should be the immediate commencement of due diligence. Shea further noted that anything less than this result will demonstrate Del Webb's intent to further delay its shareholders' opportunity to receive a premium offer for their shares.

As previously announced, J.F. Shea Co. has made a proposal to acquire Del Webb for $30 cash for all shares, subject to limited, confirmatory due diligence. Del Webb has scheduled its Annual Meeting for November 2, 2000. At the meeting, Pacific Partners, LLC has nominated two independent directors in opposition to two of the three management directors standing for election. J.F. Shea intends to vote its shares for the election of the two Pacific Partners nominees, and encourages all shareholders to do the same by voting the Blue proxy.

The text of the letter is included below:







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                           [J.F. SHEA CO. LETTERHEAD]

October 27, 2000

Mr. Philip Dion
Del Webb Corp.
6001 North 24th Street
Phoenix, AZ  85016

We appreciate your acceptance of our October 23rd request for a meeting of our financial advisors.

Your recent press statements suggest that you continue to request financial information involving our family-owned group. Simply stated, we do not believe any reasonable business person would expect us to make public the information you have requested concerning the private affairs of the individual shareholders of J.F.Shea. As you are aware, we have submitted to you a letter from one of the nation's largest real estate lenders indicating its interest and ability to finance this transaction. You also have our letter committing Shea to obtain or provide the necessary equity capital for this acquisition. Shea has built its business over the last 120 years, including by means of two recent acquisitions approximating $1 billion, by delivering on our commitments.

We have also noted comments by Del Webb representatives suggesting that, even if Webb were to acknowledge that financing is not the issue, you would still not be prepared to provide the limited confirmatory due diligence that we seek. We think this is the crux of the issue and the only real obstacle standing between your shareholders and our best offer.

The next step should be our start of limited confirmatory due diligence. If the scheduled meeting between our advisors is a sincere attempt at constructive dialogue, we should emerge from this meeting with an agreement to commence due diligence immediately, subject to the previously submitted confidentiality agreement that awaits your signature. Anything short of that will simply evidence your intent to further delay your shareholders' opportunity to receive a premium offer.

Sincerely,
/ signed /
John F. Shea

cc:  Board of Directors
     Robertson C. Jones
     Frank M. Placenti

Security holders should read the proxy statement because it contains important information. Security holders or interested parties can obtain copies of the Shea proxy materials and other relevant documents, which are publicly available, free of charge from the SEC website at www.sec.gov. or through MacKenzie Partners, Inc. by calling
(800) 322-2885 toll-free or e-mailing a request to proxy@mackenziepartners.com.

The following persons may be deemed to be "participants" in the proxy solicitation under the federal securities laws: J.F. Shea, John F. Shea, President and Chief Executive Officer and a principal shareholder of J.F. Shea, and Bruce J. Varker, Executive Vice President of Finance and Planning of J.F. Shea, Roy Humphries, President and Chief Executive Officer of Shea Homes, Batchelder & Partners, Inc., financial adviser to J.F. Shea, David H. Batchelder, Chairman and Chief Executive Officer, Batchelder & Partners, Inc., Joel L. Reed, President and Chief Operating Officer of Batchelder & Partners, Inc., Kathleen D. Scott, Partner of Batchelder & Partners, Inc., and Ralph V. Whitworth, Partner of Batchelder & Partners, Inc. The participants' interests in the solicitation are described in the proxy statement, which can be obtained as set forth above.

J.F. Shea Co., Inc. together with its affiliates and subsidiaries is one of the nation's largest builders and developers of master-planned communities, homes, apartments, offices, industrial parks and neighborhood and community shopping centers and also operates as a civil infrastructure contractor and venture capital investor. The company is privately owned and has been in business for over 120 years. Shea's growth has been both internal and through acquisitions, including the 1997 acquisition of Mission Viejo Company and the 1998 acquisition of UDC Homes, Inc. with a combined transaction value of approximately $940 million. Further information may be obtained by visiting J.F. Shea's website at www.jfshea.com.


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